Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2017
FIRST QUARTER ENDED APRIL 30, 2016

Consolidated Results

First Quarter

Sales

First quarter net sales decreased 1.8% to $649 million in Fiscal 2017 from $661 million in Fiscal 2016. Excluding Lids Team Sports, sales would have increased from last year’s results for the first quarter of Fiscal 2017. Comparable sales for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales
	1st Qtr	1st Qtr
Same Store and Comparable Direct Sales:	FY17	FY16
Journeys Group	1%	5%
Schuh Group	(5)%	4%
Lids Sports Group	2%	3%
Johnston & Murphy Group	6%	3%
Total Genesco	1%	4%

The Company’s same store sales increased 1% and comparable direct sales were flat for the first quarter of Fiscal 2017 compared to a 3% increase and 27% increase, respectively, in the same period last year.

Through May 21, 2016, the first three weeks of the second quarter, May combined comparable sales increased 1% and included an offset for Memorial Day which was a week earlier last year.
Gross Margin

First quarter gross margin was 50.8% this year compared with 49.4% last year, primarily reflecting higher gross margin in Lids, primarily due to the sale of Lids Team Sports, and higher gross margins in Schuh and Licensed Brands.

SG&A

Selling and administrative expense for the first quarter this year was 47.5% compared to 46.5% of sales last year. Included in expenses for last year’s first quarter are expenses for Lids Team Sports and $0.9 million, or $0.04 per diluted share, of deferred purchase price expense associated with the acquisition of the Schuh business. There was no deferred purchase price expense in the first quarter of Fiscal 2017. Excluding the deferred purchase price expense from Fiscal 2016, SG&A expense as a percent of sales increased to 47.5% from 46.4% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Exhibit 99.2

Asset Impairment and Other Items

The asset impairment and other charge of $3.6 million for the first quarter of Fiscal 2017 included asset impairments of $3.4 million and $0.2 million of other legal matters. The previous year’s first quarter asset impairment and other charge of $2.6 million included network intrusion costs of $1.8 million, asset impairments of $0.7 million and other legal matters of $0.1 million. The asset impairment and other charge and the deferred purchase price expense are collectively referred to as “Excluded Items” in the discussion below.

Operating Income

Genesco’s operating income for the first quarter was $17.9 million this year compared with $16.3 million last year. Adjusted for the Excluded Items in both periods, operating income for the first quarter was $21.5 million this year compared with $19.8 million last year. Adjusted operating margin was 3.3% of sales in the first quarter of Fiscal 2017 and 3.0% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Interest Expense

Net interest expense for the quarter was $1.1 million, compared with $0.6 million for the same period last year. Net interest expense increased in the first quarter of Fiscal 2017 because of increased revolver borrowings compared to the previous year as a result of the Little Burgundy acquisition in the fourth quarter of Fiscal 2016 and increased UK borrowings to fund Schuh contingent bonus and deferred purchase price payments in Fiscal 2016.

Pretax Earnings

Pretax earnings for the quarter were $16.8 million in Fiscal 2017 and $15.6 million last year. Adjusted for the Excluded Items in both years, pretax earnings for the quarter were $20.3 million in Fiscal 2017 compared to $19.2 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was 37.0% in Fiscal 2017 compared to 36.3% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items, was 36.2% in Fiscal 2017 compared to 36.6% last year. The lower adjusted tax rate for this year reflects a lower tax rate in the UK compared to last year and the forecasted benefit from the Work Opportunity Tax Credit which was not enacted into law until December 18, 2015 and thus not reflected in the tax rate for the first quarter of Fiscal 2016.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $10.6 million, or $0.50 per diluted share, in the first quarter of Fiscal 2017, compared to earnings of $9.9 million, or $0.42 per diluted share, in the first quarter last year. Adjusted for the Excluded Items in both periods, first quarter earnings from continuing operations were $13.0 million, or $0.62 per diluted share in Fiscal 2017, compared with $12.2 million, or $0.51 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Exhibit 99.2

Segment Results

Lids Sports Group

Lids Sports Group’s sales for the first quarter decreased 13.1% to $179 million from $206 million last year. All of the decline in sales is due to the loss of sales from the Lids Team Sports business, which was sold in the fourth quarter last year.

Comparable sales, including both same store and comparable direct sales, increased 2% this year compared to 3% last year. Through May 21, 2016, the first three weeks of the second quarter, combined comparable sales for May decreased 1%.

The Group’s gross margin as a percent of sales increased 560 basis points with slightly more than half of the improvement due to the loss of the wholesale business which has lower margins. The remaining improvement in retail was driven by better margin on markdown product and decreased shipping and warehouse expense. SG&A expense as a percent of sales increased 50 basis points, due to the sale of the wholesale business which had lower SG&A expense. SG&A expense in the remaining retail businesses leveraged due primarily to lower depreciation, rent and selling salary expenses.

The Group’s first quarter operating earnings for Fiscal 2017 were $6.0 million, or 3.4% of sales, up from an operating loss of $(3.4) million, or (1.6)% of sales, last year.

Journeys Group

Journeys Group’s sales for the quarter increased 5.6% to $294 million from $279 million last year, including the acquisition of Little Burgundy in the fourth quarter of Fiscal 2016.

Combined comparable sales increased 1% for the first quarter of Fiscal 2017 compared with 5% last year. Through May 21, 2016, the first three weeks of the second quarter, combined comparable sales for May decreased 1%.

Gross margin for the Journeys Group decreased 60 basis points in the quarter due primarily to increased markdowns to carry over seasonal product, a comparison to a more favorable product mix the year before and higher shipping and warehouse expenses.

The Journeys Group’s SG&A expense increased 140 basis points as a percent of sales for the first quarter, reflecting increased store related expenses, primarily increased occupancy expense and credit card fees, and bonus expense.

The Journeys Group’s operating income for the first quarter of Fiscal 2017 was $19.6 million, or 6.7% of sales, compared to $24.4 million, or 8.8% of sales, last year.

Schuh Group

Schuh Group’s sales in the first quarter were $76 million, compared to $79 million last year, a decrease of 3.7%. Schuh Group sales were impacted by declines in exchange rates which decreased sales $3.5 million in the first quarter this year compared to the same period last year. Total comparable sales decreased 5% compared to a 4% increase last year. Through May 21, 2016, the first three weeks of the second quarter, total comparable sales for May increased 6%.

Exhibit 99.2

Schuh Group’s gross margin was up 20 basis points in the quarter due primarily to decreased shipping and warehouse expenses. Schuh Group’s adjusted SG&A expense increased 160 basis points due to increased store related expenses, primarily increases in occupancy expense and selling salaries.

Schuh Group’s adjusted operating loss for the first quarter of Fiscal 2017 was ($2.7) million, or (3.5%) of sales compared with ($1.7) million, or (2.2%) of sales last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Johnston & Murphy Group

Johnston & Murphy Group’s first quarter sales increased 5.4%, to $70 million, compared to $66 million in the first quarter last year.

Johnston & Murphy wholesale sales increased 2% for the quarter. Combined comparable sales increased 6% for the first quarter of Fiscal 2017 compared to 3% last year. Through May 21, 2016, the first three weeks of the second quarter, combined comparable sales for May increased 5%.

Johnston & Murphy’s gross margin for the Group decreased 30 basis points in the quarter primarily due to changes in product mix. SG&A expense as a percent of sales decreased 120 basis points, due primarily to decreased occupancy and other store-related expenses.

The Group’s operating income for the first quarter of Fiscal 2017 was $4.8 million or 6.9% of sales, compared to $4.0 million, or 6.0% of sales last year.

Licensed Brands

Licensed Brands’ sales decreased 3.6% to $29 million in the first quarter of Fiscal 2017, compared to $31 million in the first quarter last year. Gross margin was up 30 basis points due to lower markdowns.

SG&A expense as a percent of sales was up 390 basis points primarily due to increased royalty, freight and compensation expenses.

Operating income for the first quarter of Fiscal 2017 was $1.9 million or 6.3% of sales, compared with $3.0 million, or 9.9% of sales, last year.

Corporate

Corporate expenses were $11.8 million or 1.8% of sales for the first quarter of Fiscal 2017, compared with $9.1 million or 1.4% of sales, last year. Adjusted for the applicable Excluded Items, corporate expenses were $8.2 million this year compared to $6.5 million last year, primarily due to increased bonus accruals. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Exhibit 99.2

Balance Sheet

Cash

Cash at the end of the first quarter was $43 million compared with $90 million last year. We ended the quarter with $53 million in U.K. debt, compared with $28 million in U.K. debt last year. Domestic revolver borrowings were $63 million at the end of the first quarter this year compared to zero for the first quarter last year. The domestic revolver borrowings included $23 million related to Genesco (UK) Limited and $40 million related to GCO Canada. There were no U.S. dollar borrowings at the end of the first quarter of Fiscal 2017.

We repurchased 1.1 million shares in the first quarter of Fiscal 2017 for a cost of $73.4 million at an average price of $66.75. We did not repurchase any shares in the first quarter of Fiscal 2016. The board recently approved a new repurchase authorization of $100 million. This replaces the prior authorization which had $11 million remaining.

Inventory

Inventories decreased 13% in the first quarter of Fiscal 2017 on a year-over-year basis. Retail inventory per square foot decreased 11%.

Equity

Equity was $906 million at quarter-end, compared with $1.0 billion last year.

Capital Expenditures and Store Count

For the first quarter, capital expenditures were $17 million and depreciation and amortization was $19 million. During the quarter, we opened 10 new stores and closed 29 stores. Excluding Locker Room by Lids in Macy’s stores, we ended the quarter with 2,657 stores compared with 2,618 stores at the end of the first quarter last year, or an increase of 1%. Square footage increased 3% on a year-over-year basis, both including the Macy’s locations and excluding them. The store count as of April 30, 2016 included:

Lids stores (including 113 stores in Canada)	915
Lids Locker Room Stores (including 37 stores in Canada)	197
Lids Clubhouse stores	29
Journeys stores (including 40 stores in Canada)	841
Little Burgundy	36
Journeys Kidz stores	201
Shï by Journeys stores	45
Underground by Journeys stores	97
Schuh Stores (including 10 Kids stores)	124
Johnston & Murphy Stores and Factory stores (including 7 stores in Canada)	172

Total Stores	2,657

Locker Room by Lids in Macy’s stores	176
Total Stores and Macy’s Locations	2,833

Exhibit 99.2

For Fiscal 2017, we are forecasting capital expenditures in the range of $125 to $135 million and depreciation and amortization of about $79 million. Projected square footage growth is expected to be approximately 2% for Fiscal 2017. Our current store openings and closing plans by chain are as follows:

	Actual Jan 2016	Projected New	Projected Closings	Projected Jan 2017

Journeys Group	1,222	88	(25)	1,285
Journeys stores (U.S.)	803	30	(10)	823
Journeys stores (Canada)	39	10	0	49
Little Burgundy	36	2	0	38
Journeys Kidz stores	200	45	(5)	240
Shï by Journeys	46	0	(5)	41
Underground by Journeys	98	1	(5)	94

Johnston & Murphy Group	173	9	(6)	176

Schuh Group	125	9	(4)	130
Schuh Stores	115	6	(4)	117
Schuh Kids	10	3	0	13

Lids Sports Group	1,332	26	(63)	1,295
Lids hat stores (U.S.)	806	15	(12)	809
Lids hat stores (Canada)	113	5	(2)	116
Locker Room stores (U.S.)	161	1	(6)	156
Locker Room stores (Canada)	38	3	(2)	39
Clubhouse stores	29	1	(3)	27
Locker Room by Lids (Macy’s)	185	1	(38)	148

Total Stores	2,852	132	(98)	2,886

Comparable Sales Assumptions in Fiscal 2017 Guidance

Our guidance for Fiscal 2017 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Actual	Guidance	Guidance	Guidance
	Q1	Q2	Q3	Q4	FY17
Journeys Group	1%	1 - 2%	2 - 3%	2 - 3%	2 - 3%
Lids Sports Group	2%	(1) - 0%	(1) - 0%	(1) - 0%	(1) - 0%
Schuh Group	(5)%	2 - 3%	2 - 3%	1 - 2%	1 - 2%
Johnston & Murphy Group	6%	2 - 3%	2 - 3%	1 - 2%	2 - 3%
Total Genesco	1%	1 - 2%	1 - 2%	1 - 2%	1 - 2%

Exhibit 99.2

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company’s omnichannel initiatives; the level of chargebacks from credit card issuers for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; competition in the Company's markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company’s Lids Sports Group retail business. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this presentation are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.